As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-121094

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 10 TO

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

________________________________

COLE CREDIT PROPERTY TRUST II, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

_______________________________

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 778-8700

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

________________________________

Blair D. Koblenz

Executive Vice President and Chief Financial Officer

Cole Credit Property Trust II, Inc.

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 778-8700

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

_______________________________

Copies to:

Lauren Burnham Prevost, Esq.

David M. Calhoun, Esq.

Heath D. Linsky, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

_______________________________

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 10 to Form S-11 Registration Statement (Commission File No. 333-121094) is being filed to deregister all of the 553,299 shares of common stock that remained unsold as of the termination of the offering on May 22, 2007.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

This Post-Effective Amendment No. 10 to Form S-11 Registration Statement (Commission File No. 333-121094) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Initial Public Offering and Deregistration of Shares of Common Stock

Cole Credit Property Trust II, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-121094) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on June 27, 2005, pursuant to which the Registrant registered 50,000,000 shares of common stock. Of the 50,000,000 shares of common stock registered, 45,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share, with discounts available for certain categories of purchasers, and 5,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan (the “DRP”) at a purchase price of $9.50 per share. On November 13, 2006, the Registrant filed a Registration Statement on Form S-11 (Commission File No. 333-138663) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to register additional shares of common stock, increasing the total number of shares of common stock offered in the “best efforts” public offering to 49,390,000 and increasing the total number of shares of common stock offered pursuant to the DRP to 5,952,000. Subsequently, the Registrant reallocated the shares of common stock such that a maximum of 54,140,000 shares of common stock were available under the “best efforts” public offering, for an aggregate offering price of $541,400,000, and a maximum of 1,202,000 shares were available under the DRP, for an aggregate offering price of $11,419,000.

The Registrant terminated the offering of the shares covered by this Registration Statement effective as of close of business on May 22, 2007. As of close of business on May 22, 2007, the Registrant had sold a total of 54,838,315 shares pursuant to the Registration Statement, including 53,909,877 shares sold to the public and 928,438 shares sold pursuant to the DRP, resulting in gross offering proceeds to the Registrant of approximately $547,000,000. Thus, at the completion of the offering, there remained unsold a total of 503,685 shares of common stock, which includes 230,123 shares that remained unsold in the “best efforts” public offering and 273,562 shares of common stock that remained unsold pursuant to the Registrant’s distribution reinvestment plan. By filing this post-effective amendment, the Registrant hereby deregisters all of the 503,685 shares of common stock that remained unsold in the initial public offering as of the close of business on May 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 10 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 22nd day of June, 2007.

COLE CREDIT PROPERTY TRUST II, INC.
By:	/s/ Christopher H. Cole
Christopher H. Cole, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Christopher H. Cole Christopher H. Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	June 22, 2007
/s/ Blair D. Koblenz Blair D. Koblenz	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2007
* Marcus E. Bromley	Director	June 22, 2007
* Elizabeth L. Watson	Director	June 22, 2007

*	By:	/s/ Blair D. Koblenz
Blair D. Koblenz Attorney-in-Fact